EXHIBIT  99.1




                               FIRST CITIZENS BANK



FOR IMMEDIATE RELEASE                   FOR INFORMATION, CONTACT
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                                        FIRST CITIZENS BANK
                                        Janice C. Burt
                                        Phone:   (803) 931-8539
                                        Fax:     (803) 213-8850
                                        Email:   jan.burt@fcbsc.com
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COLUMBIA, S.C., MARCH 31, 2003- First Citizens Bank and Trust Company of South
Carolina and First Banks, Inc., a two-bank holding company with banking headquarters in Carnesville and Toccoa, Georgia, have consummated their merger. Effective April 1, 2003, the subsidiaries of First Banks, Inc. -- First Bank and Trust and The Bank of Toccoa - will officially become divisions of First Citizens Bank.

First Bank and Trust has a total of three offices in Carnesville, Lavonia, and Hartwell, Georgia. The Bank of Toccoa has two offices, both in Toccoa, Georgia. In the immediate future, there will be no change in name for either of these banks, and management at each of their five offices will remain the same. Andy Dove, president and CEO of First Bank and Trust, and Kirby Rutherford, president and CEO of The Bank of Toccoa, both emphasize that customers can look forward to the same friendly faces and personal service in their local offices.

Toby Goodlett, an executive vice president of First Citizens, has moved to Toccoa to facilitate the integration of these banks into the First Citizens family. Goodlett notes that the origin of both First Bank and Trust and The Bank of Toccoa as community banks fits right in with the operating principles of First Citizens. "We all share the same strong foundation in community banking and personalized service," Goodlett explains. "I anticipate that a great deal of synergy will be derived from our working together, and I am excited to lead this great team of bankers."

First Citizens Bank offers services in commercial and retail banking through its 144 offices in South Carolina. First Citizens Bancorporation of South Carolina, Inc. is the parent company of First Citizens Bank and Trust Company of South Carolina, The Exchange Bank of South Carolina, and Citizens Bank. The Exchange Bank operates four offices in South Carolina; Citizens Bank operates two offices in Georgia. As of December 31, 2002, First Citizens Bancorporation had total consolidated assets of $3.8 billion.


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